UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 4, 2011

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events
Item 8.01   Other Events

On October 4, 2011, the Board of Directors (the “Board”) of the registrant, Acorn Energy, Inc., established the Compensation Committee of the Board.  The Compensation Committee has overall responsibility for approving and evaluating the compensation and stock incentive plans, policies and programs for officers and other senior executives of the registrant.  The Board appointed Richard Giacco and Joe Musanti as members of the Compensation Committee with Mr. Giacco as Chairman of the Compensation Committee.  The Board is in the process of developing a Compensation Committee Charter, and is expected to approve the Compensation Committee Charter at its next regularly scheduled meeting on October 17, 2011.

On October 4, 2011, the Board established the Nominating Committee of the Board.  The Nominating Committee has overall responsibility for identifying, evaluating, recruiting and selecting qualified candidates for election, re-election or appointment to the Board.  The Board appointed Richard Rimer and Samuel M. Zentman as members of the Nominating Committee with Mr. Rimer as Chairman of the Nominating Committee.  The Board is in the process of developing a Nominating Committee Charter, and it is expected to approve the Nominating Committee Charter at its next regularly scheduled meeting on October 17, 2011.

In “Director Compensation in 2010” in the registrant’s Form 10-K, Annual Report filed March 16, 2011, footnotes 4 and 5 describe compensation paid to Samuel M. Zentman and Richard J. Giacco for their services rendered with respect to them overseeing the registrant’s investments in Coreworx Inc. and CoaLogix Inc., respectively.  Such services were rendered by Messrs. Zentman and Giacco in their capacities as Directors of the registrant and not in any other capacity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 6th day of October, 2011.

ACORN ENERGY, INC.

By:	/s/ Joe B. Cogdell, Jr.
Name: Joe B. Cogdell, Jr.
Title: Vice President, General Counsel & Secretary